Exhibit 99.1

NEWS RELEASE
www.AGCOcorp.com

For Immediate Release

CONTACT:
Greg Peterson
Vice President, Investor Relations
(770) 232-8229
Greg.Peterson@AGCOcorp.com

AGCO Appoints Wolfgang Kirsch to its Board of Directors

DULUTH, GA, April 30 2020 – AGCO, Your Agriculture Company (NYSE:AGCO), a worldwide manufacturer and distributor of agricultural equipment and infrastructure, today announced it has appointed Wolfgang Kirsch, retired Chief Executive Officer of DZ BANK AG, to its Board of Directors effective immediately. Mr. Kirsch will serve on the Audit and Finance committees.
Martin Richenhagen, Chairman, President and CEO of AGCO Corporation said, “We are delighted to have Wolfgang join our Board of Directors. He brings extensive leadership experience, a wealth of financial knowledge and will provide an important European perspective to our board.”
Mr. Kirsch is replacing Hendrikus Visser, who is retiring from the AGCO Board of Directors effective April 30. “Henk has made an extraordinary contribution to AGCO and we are extremely grateful for his guidance and leadership over many years,” Mr. Richenhagen added.
Mr. Kirsch retired from DZ BANK AG in 2018 after serving 16 years as a board member, the last 12 years of which he served as Chief Executive Officer. Prior to joining DZ BANK AG, Wolfgang held executive positions at Deutsche Bank AG during his 21 year tenure. He is a member of the Supervisory Board of Fresenius SE, member of the Advisory Board of Adolf Würth-Group and Fraport AG. He also serves on the Board of Trustees of the Städel Museum, Frankfurt.

About AGCO

AGCO (NYSE:AGCO) is a global leader in the design, manufacture and distribution of agricultural solutions and delivers high-tech solutions for farmers feeding the world through its full line of equipment and related services. AGCO products are sold through five core brands, Challenger®, Fendt®, GSI®, Massey Ferguson® and Valtra®, supported by Fuse® smart farming solutions. Founded in 1990 and headquartered in Duluth, Georgia, USA, AGCO had net sales of $9.0 billion in 2019. For more information, visit https://www.AGCOcorp.com. For company news, information and events, please follow us on Twitter: @AGCOCorp. For financial news on Twitter, please follow the hashtag #AGCOIR.

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